Exhibit 3.1

AMENDED AND RESTATED

BYLAWS OF LINCOLN NATIONAL CORPORATION

(Effective May 27, 2022)

ARTICLE 1.

Shareholders

Section 1.  Annual Meeting. An annual meeting of the shareholders shall be held at such hour and on such date as the board of directors may select in each year for the purpose of electing directors for the terms hereinafter provided and for the transaction of such other business as may properly come before the meeting. The board of directors may postpone an annual meeting for which notice has been given in accordance with Section 4 of this Article I.

Section 2.  Special Meetings.   (A) Special meetings of the shareholders may be called (i) by the board of directors, (ii) by the chairman of the board of directors or (iii) by the secretary of the corporation at the valid written request of shareholders of record who own, or are acting on behalf of one or more beneficial owners who own, continuously for at least one year as of the record date fixed in accordance with these bylaws to determine who may deliver a written request to call such special meeting, capital stock representing at least ten percent (10%) of the Voting Stock (the “Special Meeting Request Required Shares”), and who continue to own the Special Meeting Request Required Shares at all times between such record date and the date of the applicable meeting of shareholders.  Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.  For purposes of this Section 2, a record or beneficial owner shall be deemed to “own” Voting Stock that such record or beneficial owner would be deemed to own in accordance with Section 14, paragraph 3 of this Article I (without giving effect to any reference to Constituent Holder).  For purposes of these bylaws, “Voting Stock” shall mean outstanding shares of capital stock of the corporation entitled to vote generally for the election of directors.

(B) Any record shareholder entitled to request a special meeting pursuant to Section 2(A)(iii) of this Article I (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the secretary of the corporation, request that the board of directors fix a record date to determine the record shareholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”).  A valid written request to fix an Ownership Record Date shall include all of the information that must be included in a valid written request to call a special meeting, as set forth in paragraph (D) of this Section 2.  The board of directors may fix the Ownership Record Date within ten (10) days of receipt by the secretary of the corporation of a valid request to fix the Ownership Record Date.  The Ownership Record Date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the board of directors.  If an Ownership Record Date is not fixed by the board of directors within the period set forth above, the Ownership Record Date shall be the date that the first written request to call a special meeting is received by the secretary of the corporation with respect to the proposed business to be submitted for shareholder approval at a special meeting.

(C) A beneficial owner who wishes to deliver a written request to call a special meeting must cause the nominee or other person who serves as the record shareholder of such beneficial owner’s stock to sign the written request to call a special meeting.  If a record shareholder is the nominee for more than one beneficial owner of stock, the record shareholder may deliver a valid written request to call a special meeting solely with respect to the capital stock of the corporation beneficially owned by the beneficial owner who is directing the record shareholder to sign such written request to call a special meeting.

(D) Each valid written request to call a special meeting shall include the following and shall be delivered to the secretary of the corporation: (i) the signature of the record shareholder submitting such request and the date such request was signed, (ii) the text of each business proposal desired to be submitted for shareholder approval at the special meeting, and (iii) as to the beneficial owner, if any, directing such record shareholder to sign the written request to call a special meeting and as to such record shareholder (unless such record shareholder is acting solely as a nominee for a beneficial owner) (each such beneficial owner and each record shareholder who is not acting solely as a nominee, a “Disclosing Party”):

(a) in the case of a written request to call a special meeting for submission of a business proposal (other than a director nomination), all of the information that would be required to be disclosed in a shareholder notice delivered pursuant to Section 10(A) of this Article I and, in the case of a written request to call a special meeting for submission of a director nomination, all of the information that would be required to be disclosed pursuant to Section 11(A) of this Article I (which information shall in each case be supplemented (by delivery to the secretary of the corporation) by each Disclosing Party), (x) not later than ten (10) days after the record date for determining the record shareholders entitled to notice of the special meeting (such record date, the “Meeting Record Date”), to disclose the foregoing information as of the Meeting Record Date and (y) not later than the fifth (5th) day before the special meeting, to disclose the foregoing information as of the date that is ten (10) days prior to the special meeting or any adjournment or postponement thereof;

(b)  with respect to each business proposal to be submitted for shareholder approval at the special meeting, a statement whether or not any Disclosing Party will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of Voting Stock of the corporation required under applicable law to carry such proposal (such statement, a “Solicitation Statement”); and

(c)  any additional information reasonably requested by the board of directors to verify the Voting Stock ownership position of such Disclosing Party.

Each time a Disclosing Party’s Voting Stock ownership position decreases following the delivery of the foregoing information to the secretary of the corporation, such Disclosing Party shall notify the corporation of his, her or its decreased Voting Stock ownership position, together with any information reasonably requested by the board of directors to verify such position, within ten (10) days of such decrease or as of the fifth (5th) day before the special meeting, whichever is earlier.

(E) If information submitted pursuant to Section 2(D) of this Article I by a Disclosing Party shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with Section 2(D), in which case such Disclosing Party shall be deemed not to have complied with the provisions of Section 2(D).  Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the Disclosing Party shall provide, within ten (10) days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by the Disclosing Party pursuant to Section 2(D).  If a Disclosing Party fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with Section 2(D), in which case such Disclosing Party shall be deemed not to have complied with the provisions of Section 2(D).

(F) The secretary of the corporation shall not accept, and shall consider ineffective, a written request to call a special meeting:

i.that does not comply with the provisions of this Section 2;

ii.that does not comply with the provisions of the articles of incorporation;

iii.that relates to an item of business that is not a proper subject for shareholder action under applicable law;

iv.if such written request to call a special meeting is delivered between the time beginning on the sixty-first (61st) day after the earliest date of signature on a written request to call a special meeting, that has been delivered to the secretary of the corporation, relating to an identical or substantially similar item (as determined in good faith by the board of directors, a “Similar Item”) other than the election of directors, and ending on the one-year anniversary of such earliest date;

v.if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the one hundred twentieth (120th) day after the secretary of the corporation receives such written request to call a special meeting;

vi.if a Similar Item has been presented at any meeting of shareholders held within one hundred eighty (180) days prior to receipt by the secretary of the corporation of such written request to call a special meeting; or

vii.if such written request to call a special meeting is delivered between the time beginning on the ninetieth (90th) day prior to the date of the next annual meeting and ending on the date of the next annual meeting.

(G) Revocations:

i.A record shareholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the secretary of the corporation.

ii.All written requests for a special meeting shall be deemed revoked:

(a)upon the first date that, after giving effect to revocation(s) and notices of ownership position decreases (pursuant to Section 2(D)(iii)(c) and the last sentence of Section 2(D), respectively), the aggregate Voting Stock ownership position of all the Disclosing Parties who are listed on the unrevoked written requests to call a special meeting with respect to a Similar Item decreases to a number of shares of Voting Stock less than the Special Meeting Request Required Shares;

(b)if any Disclosing Party who has provided a Solicitation Statement with respect to any business proposal to be submitted for shareholder approval at such special meeting does not act in accordance with the representations set forth therein; or

(c)if any Disclosing Party does not provide the information required by Section 2(D) in accordance with such provisions.

iii.If a deemed revocation of all written requests to call a special meeting has occurred after the special meeting has been called by the secretary of the corporation, the board of directors shall have the discretion to determine whether or not to proceed with the special meeting.

(H) The board of directors may submit its own proposal or proposals for consideration at a special meeting called at the request of one or more shareholders.  The Meeting Record Date for, and the place, date and time of, any special meeting shall be fixed by the board of directors; provided, that the date of any such special meeting shall not be more than one hundred twenty (120) days after the date on which valid special meeting request(s) from holders of the Special Meeting Request Required Shares are delivered to the secretary of the corporation.

Section 3.  Place of Meetings. All meetings of shareholders shall be held at such place, either within or without the State of Indiana, as may be designated by the board of directors. The board of directors shall have the right to determine that a meeting of shareholders be held solely by means of remote communication in the manner and to the extent provided by Indiana Code Section 23-1-29-1.

Section 4.  Notice of Meetings. A written or printed notice, stating the place, day and hour of the meeting, and in the case of a special meeting or when required by law or by the articles of incorporation or these bylaws, the purpose or purposes for which the meeting is called, shall be delivered or mailed by or at the direction of the secretary of the corporation no fewer than ten nor more than sixty days before the date of the meeting, to each shareholder of record entitled to vote at such meeting at such address as appears upon the stock records of the corporation.

Section 5. Quorum. Unless otherwise provided by the articles of incorporation or these bylaws, at any meeting of shareholders the majority of the outstanding shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. If less than a majority of such shares are represented at a meeting, the person presiding at the meeting may adjourn the meeting from time to time. At any meeting at which a quorum is present, the person presiding at the meeting may adjourn the meeting from time to time. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 6.  Adjourned Meetings. At any adjourned meeting at which a quorum shall be represented any business may be transacted as might have been transacted at the meeting as originally notified. If a new record date is or must be established pursuant to law, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 7.  Proxies. At all meetings of shareholders, a shareholder may vote either in person or by proxy executed in writing by the shareholder or a duly authorized attorney in fact.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 8.  Voting of Shares. Except as otherwise provided by law, by the articles of incorporation, or by these bylaws, every shareholder shall have the right at every shareholders’ meeting to one vote for each share standing in his name on the books of the corporation on the date established by the board of directors as the record date for determination of shareholders entitled to vote at such meeting.

Section 9.  Order of Business. The order of business at each shareholders’ meeting shall be established by the person presiding at the meeting.

Section 10.  Notice of Shareholder Business. (A)  At any annual meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 11 of this Article I) must be (a) specified in the notice of meeting given in accordance with Section 4 of this Article I, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 10.  Except for proposals properly made in accordance with Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (c) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders.  Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced.  In no event shall any adjournment or postponement of an annual meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 10.  A shareholder’s notice to the secretary of the corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting or as to the shareholder giving notice, as applicable, (a) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal to be presented, and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business and any Shareholder Associated Person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of such persons with respect to shares of the corporation and (e) any interest of the shareholder or any Shareholder Associated Person in such business desired to be brought before the annual meeting.  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10.  Shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders, and the only matters that may be brought before a special meeting of shareholders are the matters specified in the notice of meeting given in accordance with Section 4 of this Article I.  The person presiding at any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

(B)  For purposes of this Section 10 and Section 11 below, “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with such shareholder, (ii) any beneficial owner of shares of the corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person, and “publicly announce” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 of the Exchange Act.

(C)  A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 10 shall be true and correct as of the record date for the annual meeting, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the annual meeting.

(D)  If information submitted pursuant to this Section 10 by any shareholder shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10.  Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing business at an annual meeting of shareholders shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 10.  If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10.

(E)  This Section 10 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 (or any successor provision) of the Exchange Act.  In addition to the requirements of this Section 10 with respect to any business proposed to be brought before an annual meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such business.  Nothing in this Section 10 shall be deemed to affect any right of a shareholder to request inclusion of proposals in, nor the right of the corporation to omit a proposal from, the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 11.  Notice of Shareholder Nominees.  (A)  Nominations of persons for election to the board of directors of the corporation may be made at any annual meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting.  Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is scheduled to be held on an Other Annual Meeting Date, such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced.  In the event the board of directors calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that the shareholder’s notice of such nomination contains the information specified in this Section 11 and is delivered to the secretary of the corporation not later than the close of business on the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date on which the date of such special meeting and either the names of the nominees proposed by the board of directors to be elected at such meeting or the number of directors to be elected are first publicly announced.  In no event shall any adjournment or postponement of an annual or special meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 11.  Such shareholder’s notice shall set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by such person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of such person with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to shares of the corporation and (e) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  In addition, such shareholder’s notice shall set forth as to the shareholder giving notice (a) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such nomination(s) and any Shareholder Associated Person, (b) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (c) as of the date of the shareholder’s notice, whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of any such person(s) with respect to shares of the corporation and (d) to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director.  No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 11.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(B)  A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct as of the record date for the meeting and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the meeting.

(C)  At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

(D)  If information submitted pursuant to this Section 11 by any shareholder or nominee shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11.  Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing a nominee at a meeting of shareholders or the nominee, if applicable, shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by such person pursuant to this Section 11.  If a shareholder or a nominee, if applicable, fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11.

(E)  In addition to the requirements of this Section 11 with respect to any nomination proposed to be made at a meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such nominations.

Section 12.  Control Share Acquisitions.  As used in this Section 12, the terms “control shares” and “control share acquisition” shall have the same meanings as set forth in Indiana Code Section 23-1-42-1 et seq. (the “Act”). Control shares of the corporation acquired in a control share acquisition shall have only such voting rights as are conferred by the Act.  Control shares of the corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the corporation the statement required by the Act may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring person, be redeemed by the corporation at the fair value thereof pursuant to procedures authorized by a resolution of the board of directors.  Such authority may be general or confined to specific instances.

Section 13.  Voting Procedures on Change of Control.  In addition to any other authority granted under Indiana law for the corporation to enter into any arrangement, agreement or understanding with respect to the voting of voting shares, pursuant to the authority granted in Indiana Code Section 23-1-22-4, the corporation shall have the power to enter into any arrangement, agreement or understanding of any nature whatsoever and for any duration whereby the board of directors or any group of directors of the corporation can specify or direct the voting by any other person of any shares of any class or series beneficially owned by such person, or as to which such person has the direct or indirect power to direct the voting, in connection with a change of control of the corporation.  As used in this Section 13, the term “control” shall have the same meaning as set forth in Indiana Code Section 23-1-22-4.

In the event that an arrangement, agreement or understanding is in effect, and the voting shares of the corporation are not voted in accordance with any such arrangement, agreement or understanding, neither such voting shares nor such votes shall be counted in connection with any vote of the corporation’s shareholders relating to any aspect of a change of control.

Section 14. Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials.  Subject to the terms and conditions set forth in these bylaws, the corporation shall include in its proxy materials for an annual meeting of the shareholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the board of directors by a shareholder or group of shareholders that satisfy the requirements of this Section 14 and that expressly elects at the time of providing the written notice required by this Section 14 (a “Proxy Access Notice”) to have its nominee included in the corporation’s proxy material pursuant to this Section 14.  For the purposes of this Section 14 and Section 2 of this Article I:

(1) “Constituent Holder” shall mean any shareholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (D) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder (as defined in paragraph (D) below);

(2) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(3)  a shareholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the shareholder (or such Constituent Holder) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.  The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such shareholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder or

Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such shareholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by or effecting such shareholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares, cash or other consideration, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, presently or in the future, the full voting and investment rights pertaining to such shares, and/or (ii) hedging, offsetting or altering to any degree the full economic interest in (including the opportunity for profit and risk of loss on) such shares.  A shareholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder (or such Constituent Holder) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.   A shareholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has (i) loaned such shares, provided that the shareholder has the power to recall such loaned shares on not more than five (5) business days’ notice, provided that the shareholder includes in its Proxy Access Notice or written request to call a special meeting, as applicable, an agreement that it (A) will promptly recall such loaned shares upon being notified, (1) in the case of a Proxy Access Notice delivered pursuant to this Section 14, that any of its shareholder Nominees will be included in the corporation’s proxy materials or, (2) in the case of a written request to call a special meeting delivered pursuant to Section 2 of this Article I, that the place, date and time of a special meeting has been fixed by the board of directors and (B) will continue to hold such recalled shares through the date of the annual meeting or special meeting, as applicable, or (ii) delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the shareholder.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(A)For purposes of this Section 14, the “Required Information” that the corporation will include in its proxy statement is (1) the information concerning the shareholder Nominee and the Eligible shareholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible shareholder so elects, a Statement (as defined in paragraph (F) below).  The corporation shall also include the name of the Shareholder Nominee in its proxy card.  For the avoidance of doubt, and any other provision of these bylaws notwithstanding, the corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee.

(B)To be timely, a shareholder’s Proxy Access Notice, together with all related materials provided for herein, must be delivered to the principal executive offices of the corporation within the time periods applicable to shareholder notices of nominations pursuant to Section 11.  In no event shall any adjournment or postponement of an annual general meeting, the date of which has been announced by the corporation, commence a new time period for the giving of a Proxy Access Notice.

(C)The number of Shareholder Nominees (which shall include Shareholder Nominees that were submitted by all Eligible Shareholders for inclusion in the corporation’s proxy materials pursuant to this Section 14 but either are subsequently withdrawn or that the board of directors decides to nominate as board of directors’ nominees) appearing in the corporation’s proxy materials with respect to an annual meeting of the shareholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 14 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

i. the number of directors in office that will be included in the corporation’s proxy materials with respect to such annual general meeting for whom access to the corporation’s proxy materials was previously provided pursuant to this Section 14, other than any such director who at the time of such annual general meeting will have served as a director continuously, as a nominee of the board of directors, for at least two (2) successive annual terms; and

ii.the number of directors in office or director candidates that in either case will be included in the corporation’s proxy materials with respect to such annual general meeting as an unopposed (by the corporation) nominee pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such shareholder or group of shareholders, directly from the corporation), other than any such director referred to in this clause (2) who at the time of such annual general meeting will have served as a director continuously, as a nominee of the board of directors, for at least two (2) successive annual terms;

provided, further, that in the event the board of directors resolves to reduce the size of the board of directors effective on or prior to the date of the annual general meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  An Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy statement pursuant to this paragraph (C) of this Section 14 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy statement and include such specified rank in its Proxy Access Notice.  If the number of Shareholder Nominees pursuant to this paragraph (C) of this Section 14 for an annual meeting of the shareholders exceeds the Permitted Number, then the highest ranking qualifying Shareholder Nominee from each Eligible Shareholder will be selected by the corporation for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Eligible Shareholder’s Proxy Access Notice.  If the Permitted Number is not reached after the highest ranking Shareholder Nominee from each Eligible Shareholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Notwithstanding anything to the contrary contained in this Section 14, the corporation shall not be required to include any Shareholder Nominees in its proxy materials pursuant to this Section 14 for any meeting of stockholders for which the secretary of the corporation receives notice (whether or not subsequently withdrawn) that a stockholder intends to nominate one or more persons for election to the board of directors pursuant to the advance notice requirements for shareholder nominees set forth in Section 11.

(D)An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned, in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the corporation pursuant to this Section 14, and as of the record date for determining shareholders eligible to vote at the annual general meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the corporation and the date of the applicable annual general meeting, provided that the aggregate number of shareholders (and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners) whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20).  Two or more collective investment funds that are (I) part of the same family of funds or sponsored by the same adviser or (II) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Corporation Act of 1940 (a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph (D), provided that each fund included within a Qualifying Fund must otherwise meet the requirements set forth in this Section 14, including by providing the required information and materials.  No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 14 (and, for the avoidance of doubt, no Shareholder may be a member of more than one group constituting an Eligible Shareholder).  A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (D), for purposes of determining the number of Shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings.  For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such only if the beneficial owner of such shares as of the date of the Proxy Access Notice has individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(E)On the date on which an Eligible Shareholder delivers a nomination pursuant to this Section 14, such Eligible Shareholder (including each Constituent Holder) must provide the following information in writing to the secretary of the corporation with respect to such Eligible Shareholder (and each Constituent Holder):

i.the name and address of, and number of shares of Voting Stock owned by, such person;

ii.one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(a)within ten (10) days after the record date for the annual general meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested by the corporation to verify such person’s ownership of the Proxy Access Request Required Shares; and

(b)immediate notice to the corporation if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of the shareholders;

iii.the information that would be required to be submitted pursuant to Section 11 for Director nominations;

iv.a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominees, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Securities and Exchange Commission if the Eligible Shareholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee or any affiliate or associate thereof or person acting in concert therewith were a director or executive officer of such registrant;

v.a representation that the Eligible Shareholder (and each Constituent Holder):

(a)acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have any such intent;

(b) has not nominated and will not nominate for election to the board of directors at the annual general meeting any person other than the Shareholder Nominees being nominated pursuant to this Section 14;

(c)has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual general meeting other than its Shareholder Nominees or a nominee of the board of directors;

(d)will not distribute to any shareholder any form of proxy for the annual general meeting other than the form distributed by the corporation; and

(e)will provide facts, statements and other information in all communications with the corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 14 (and the other provisions of these bylaws to the extent related to this Section 14);

vi.in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

vii.an undertaking that the Eligible Shareholder (and each Constituent Holder) agrees to:

(a)assume all liability stemming from, and indemnify and hold harmless the corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the communications of the Eligible Shareholder (and any Constituent Holder) with the shareholders of the corporation or out of the information that the Eligible Shareholder (and any Constituent Holder) provided to the corporation; and

(b)file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the corporation relating to the annual general meeting at which the Shareholder Nominee will be nominated.

In addition, on the date on which an Eligible Shareholder delivers a nomination pursuant to this Section 14, any Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the secretary of the corporation documentation reasonably satisfactory to the board of directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof.

In order to be considered timely, all information required by this Section 14 to be provided to the corporation must be supplemented (by delivery to the secretary of the corporation) (1) no later than ten (10) days following the record date for the applicable annual general meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual general meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual general meeting.  For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder (or any Constituent Holder) or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these bylaws) available to the corporation relating to any defect.

(F)The Eligible Shareholder may provide to the secretary of the corporation, at the time the information required by this Section 14 is originally provided, a written statement for inclusion in the corporation’s proxy statement for the annual general meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee (the “Statement”).  Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(G)On the date on which an Eligible Shareholder delivers a nomination pursuant to this Section 14, each Shareholder Nominee must:

i.provide to the corporation an executed agreement, in a form deemed satisfactory by the board of directors or its designee (which form shall be provided by the corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee consents to being named in the corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card with respect to the applicable annual general meeting of the corporation) as a nominee and to serving as a director of the corporation if elected;

ii.provide the information with respect to a Shareholder Nominee that would be required to be submitted pursuant to Section 11 for Director nominations;

iii.complete, sign and submit all questionnaires, representations and agreements required by these bylaws or of the corporation’s directors generally, including the questionnaire, representation and agreement required by Section 15; and

iv.provide such additional information as necessary to permit the board of directors to determine if such Shareholder Nominee:

(a)is independent under the listing standards of each principal U.S. exchange upon which the Common Shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors;

(b)has any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s Corporate Governance Guidelines;

(c)would, by serving on the board of directors, violate or cause the corporation to be in violation of these bylaws, the rules and listing standards of the principal U.S. exchange upon which the Common Shares of the corporation is listed or any applicable law, rule or regulation; and

(d)is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder (or any Constituent Holder) or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these bylaws) available to the corporation relating to any such defect.

(H)Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of the shareholders but either (1) withdraws from or becomes ineligible or unavailable for election at that annual general meeting (other than by reason of such Shareholder Nominee’s disability or other health reason), or (2) does not receive at least twenty-five (25)% of the votes cast in favor of his or her election, will be ineligible to be a Shareholder Nominee pursuant to this Section 14 for the next two annual general meetings.  For the avoidance of doubt, any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of the shareholders, but subsequently withdraws from or becomes ineligible or unavailable for election at that annual general meeting, will not be eligible for election at the relevant annual meeting of the shareholders.

(I)The corporation shall not be required to include, pursuant to this Section 14, a Shareholder Nominee in its proxy materials for any annual meeting of the shareholders, or, if the proxy statement already has been filed, to permit a vote with respect to the election of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the corporation:

i.who is not independent under the listing standards of the principal U.S. exchange upon which the Common Shares of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, who does not meet the audit committee independence requirements under the rules of any stock exchange on which the corporation’s Common Shares are traded and applicable securities laws, who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision), in each of the foregoing cases as determined by the board of directors in its sole discretion;

ii.whose service as a member of the board of directors would violate or cause the corporation to be in violation of these bylaws, the rules and listing standards of the principal U.S. exchange upon which the Common Shares of the corporation is traded, or any applicable law, rule or regulation;

iii.who is or has been, within the past five years, an employee, officer or director of, or otherwise affiliated with, a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

iv.who is or has been a named subject of a pending criminal proceeding (excluding non-criminal traffic violations) or has been convicted in such a criminal proceeding within the past ten years, or who is or has been a named subject of any legal, regulatory or self-regulatory proceeding, action or settlement as a result of which the service of such Shareholder Nominee on the board of directors would result in any restrictions on the ability of any of the corporation or its affiliates to conduct business in any jurisdiction;

v.who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

vi.who shall have provided information to the corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors or any committee thereof, in each of the foregoing cases as determined by the board of directors in its sole discretion;

vii.who otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 14 or any agreement, representation or undertaking required by these bylaws; or

viii.was proposed by an Eligible Shareholder who ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual general meeting.

In addition, if any Constituent Holder (i) shall have provided information to the corporation in respect of a nomination under this Section 14 that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors or any committee thereof, in each of the foregoing cases as determined by the board of directors in its sole discretion or (ii) otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 14 or any agreement, representation or undertaking required by these bylaws, the Voting Stock owned by such Constituent Holder shall be excluded from the Proxy Access Request Required Shares and, if as a result the Eligible Shareholder no longer meets the requirements as such, all of the applicable Eligible Shareholder’s Shareholder Nominees shall be excluded from the applicable annual meeting of the shareholders or, if the proxy statement has already been filed, the ineligibility of all of such shareholder’s Shareholder Nominees to be nominated.

Section 15.Submission of Questionnaire, Representation and Agreement.  No person may be appointed, nominated or elected a director unless such person, at the time such person is nominated and appointed or elected, would then be able to serve as a director without conflicting in any material respect with any law or regulation applicable to the corporation, as determined in good faith by the board of directors. In addition, to be eligible to be a nominee for election or reelection as a director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 11) to the secretary of the corporation at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary of the corporation upon written request) and a written representation and agreement (in the form provided by the secretary of the corporation upon written request) that such person (i) will abide by the requirements of these Bylaws, (ii) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iv) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

ARTICLE II.

Board of Directors

Section 1.  General Powers, Number, Classes and Tenure.  The business of the corporation shall be managed by a board of directors.  The number of directors which shall constitute the whole board of directors of the corporation shall be fourteen.  The number of directors may be increased or decreased from time to time by amendment of these bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.  At each annual meeting, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, but subject to prior death, resignation, retirement, disqualification, decrease in the number of directors or removal from office.

Section 2.  Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, either within or without the State of Indiana, for the holding of additional regular meetings without other notice than such resolution.

Section 3.  Special Meetings. Special meetings of the board of directors may be called by the chief executive officer, the chairman of the board or any director designated by the board as the Lead Director.  The secretary of the corporation shall call special meetings of the board of directors when requested in writing to do so by six of the members thereof.  Special meetings of the board of directors may be held either within or without the State of Indiana.

Section 4.  Notice of Meetings. Except as otherwise provided in these bylaws, notice of any meeting of the board of directors shall be given, not less than two days before the date fixed for such meeting, by oral, telegraphic, telephonic, electronic or written communication stating the time and place thereof and delivered personally to each member of the board of directors or telegraphed, delivered electronically or mailed to him at his business address as it appears on the books of the corporation; provided, that in lieu of such notice, a director may sign a written waiver of notice either before the time of the meeting, at the time of the meeting or after the time of the meeting.

Section 5.  Quorum. A majority of the whole board of directors shall be necessary to constitute a quorum for the transaction of any business except the filling of vacancies, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 6.  Manner of Acting. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by law or by the articles of incorporation or these bylaws.  Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a written consent to such action is signed by all members of the board of directors and such written consent is filed with the minutes of proceedings of the board of directors. Unless otherwise provided by the articles of incorporation, any or all members of the board of directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting.

Section 7.  Vacancies. Except as otherwise provided in the articles of incorporation or these bylaws, any vacancy occurring in the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum of the board of directors, or, at the discretion of the board of directors, any vacancy may be filled by a vote of the shareholders.

Section 8.  Notice to Shareholders. Shareholders shall be notified of any increase in the number of directors and the name, address, principal occupation and other pertinent information about any director elected by the board of directors to fill any vacancy.

Section 9.  Chairman of the Board.  The board of directors shall annually elect one of its members to be chairman of the board and shall fill any vacancy in the position of chairman of the board at such time and in such manner as the board of directors shall determine.  The chairman of the board may also be an officer of the corporation. The chairman of the board shall preside at all meetings of the shareholders and of the board of directors at which he may be present and shall have such other powers and duties as may be determined by the board of directors.  In the absence of the chairman of the board, such other director may be designated by a majority of the directors to preside at all meetings of the shareholders and of the board of directors, but if the board of directors fails to designate one of its members to so preside, then the chief executive officer, if a director, shall so preside.  If there is no chief executive officer or the chief executive officer is not a director, then the president, if a director, shall so preside.

Section 10. Election of Directors.  Directors shall be elected as set forth in the articles of incorporation of the corporation.  If a nominee fails to receive the required vote and is an incumbent director, the director shall within five (5) business days of such vote being certified by the inspector of elections promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The board of directors shall act on the tendered resignation within ninety days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decision of the board of directors with respect to his or her resignation. If an incumbent director's resignation is not accepted by the board of directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a director's resignation is accepted by the board of directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy pursuant to the provisions of Section 7 of this Article or may decrease the size of the board of directors pursuant to the provisions of Section 1 of this Article.

ARTICLE III.

Officers

Section 1.  Elected Officers. The elected officers of the corporation shall include one of or both a chairman of the board and a president, and shall also include a secretary, and a treasurer. The elected officers of the corporation may include one or more vice presidents of a class or classes as the board of directors may determine, and such other officers as the board of directors may determine. The chairman of the board, if elected, and president, if elected, shall be chosen from among the directors.  Any two or more offices may be held by the same person.

Section 2.  Appointed Officers. The appointed officers of the corporation shall be one or more second vice presidents, assistant vice presidents, assistant treasurers, and assistant secretaries.

Section 3.  Election or Appointment and Term of Office. The elected officers of the corporation may be elected by the board of directors at any meeting at which a quorum is present for a fixed term or a term expiring when their successor is duly elected and qualified.  The appointed officers of the corporation may be appointed by the chief executive officer at any time for a fixed term or a term expiring when their successor is duly elected and qualified.  Each officer shall hold office until their successor shall have been duly elected or appointed and shall have qualified or until their death, resignation, retirement or removal.

Section 4.  Removal. Any officer may be removed by the board of directors and any appointed officer may be removed by the chief executive officer, whenever in their judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.  Vacancies. A vacancy in any elected office may be filled by the board of directors.

Section 6. Chief Executive Officer. If the elected officers of the corporation include both a chairman of the board and a president, the board of directors shall designate one of such officers to be the chief executive officer of the corporation. If the elected officers of the corporation include one of but not both a chairman of the board and a president, such officer shall be the chief executive officer of the corporation. The chief executive officer of the corporation shall be, subject to the board of directors, in general charge of the affairs of the corporation. The chief executive officer shall perform all duties incident to the office of the chief executive and such other duties as from time to time may be assigned to him by the board of directors.

Section 7.  President. The president shall have such powers and duties as may be determined by the board of directors or are incident to the office of the president.

Section 8.  Vice Presidents. A vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors or are incident to the office of vice president.  In the absence of the president and in accordance with such order of priority as may be established by the board of directors, he may perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may be designated as “executive,” “senior” or by departmental or functional classification.

Section 9.  Second Vice Presidents and Assistant Vice Presidents. A second vice president and an assistant vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors or are incident to the office of second vice president or assistant vice president.

Section 10.  Secretary. The secretary shall (a) keep the minutes of the shareholders’ and board of directors’ meetings in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized, and (d) in general perform all duties incident to the office of secretary and such other duties as may be assigned by the chief executive officer or the board of directors.

Section 11.  Assistant Secretaries. In the absence of the secretary, an assistant secretary shall have the power to perform his duties including the certification, execution and attestation of corporate records and corporate instruments. Assistant secretaries shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

Section 12.  Treasurer. The treasurer shall (a) have charge and custody of all funds and securities of the corporation, (b) receive and give receipts for monies due and payable to the corporation from any source whatsoever, (c) deposit all such monies in the name of the corporation in such depositories as are selected by the board of directors, and (d) in general perform all duties incident to the office of treasurer and such other duties as may be assigned by the chief executive officer or the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such form and with such surety or sureties as the board of directors shall determine.

Section 13.  Assistant Treasurers. In the absence of the treasurer, an assistant treasurer shall have the power to perform his duties.  Assistant treasurers shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

ARTICLE IV.

Committees

Section 1.  Board Committees. Except as provided in these bylaws, the board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate from among its members one or more committees each of which, to the extent provided in such resolution and except as otherwise provided by law, shall have and exercise all the authority of the board of directors.  Except as provided in these bylaws, each such committee shall serve at the pleasure of the board of directors.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.  Each such committee shall keep a record of its proceedings and shall adopt its own rules of procedure.  It shall make such reports to the board of directors of its actions as may be required by the board.

Section 2.  Advisory Committees. The board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate one or more advisory committees, a majority of whose members shall be directors. An advisory committee shall serve at the pleasure of the board of directors, keep a record of its proceedings and adopt its own rules of procedure. It shall make such reports to the board of directors of its actions as may be required by the board.

Section 3.  Manner of Acting. Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of a committee established under this Article IV may be taken without a meeting, if a written consent to such action is signed by all members of the committee and such written consent is filed with the minutes of proceedings of the committee. Unless otherwise provided by the articles of incorporation, any or all members of such committee may participate in a meeting of the committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting.

ARTICLE V.

Corporate Instruments and Loans

Section 1.  Corporate Instruments. The board of directors may authorize any officer or officers to execute and deliver any instrument in the name of or on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

ARTICLE VI.

Stock Certificates, Transfer of Shares, Stock Records

Section 1.  Certificates for Shares. Shares may, but need not be, represented by certificates.  Each shareholder, upon request, shall be entitled to a certificate, signed by the president or a vice president and the secretary or any assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. If such certificate is countersigned by the written signature of a transfer agent other than the corporation or its employee, the signatures of the officers of the corporation may be facsimiles.  If such certificate is countersigned by the written signature of a registrar other than the corporation or its employee, the signatures of the transfer agent and the officers of the corporation may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of its issue.  Certificates representing shares of the corporation shall be in such form consistent with the laws of the State of Indiana as shall be determined by the board of directors.  All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the corporation.

Section 2.  Transfer of Shares. Transfer of shares of the corporation shall be made on the stock transfer records of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the corporation, and, except as otherwise provided in these bylaws, on surrender for cancellation of the certificates for such shares.

Section 3.  Lost, Destroyed or Wrongfully Taken Certificates. Any person claiming a certificate of stock to have been lost, destroyed or wrongfully taken, and who requests the issuance of a new certificate before the corporation has notice that the certificate alleged to have been lost, destroyed or wrongfully taken has been acquired by a bona fide purchaser, shall make an affidavit of that fact and shall give the corporation and its transfer agents and registrars a bond of indemnity with unlimited liability, in form and with one or more corporate sureties satisfactory to the chief executive officer or treasurer of the corporation (except that the chief executive officer or treasurer may authorize the acceptance of a bond of different amount, or a bond with personal surety thereon, or a personal agreement of indemnity), whereupon in the discretion of the chief executive officer or the treasurer and except as otherwise provided by law a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or wrongfully taken.  In lieu of a separate bond of indemnity in each case, the chief executive officer of the corporation may accept an assumption of liability under a blanket bond issued in favor of the corporation and its transfer agents and registrars by one or more corporate sureties satisfactory to him.

Section 4.  Transfer Agent and Registrars. The board of directors by resolution may appoint a transfer agent or agents or a registrar or registrars of transfer, or both.  All such appointments shall confer such powers, rights, duties and obligations consistent with the laws of the State of Indiana as the board of directors shall determine.  The board of directors may appoint the treasurer of the corporation and one or more assistant treasurers to serve as transfer agent or agents.

Section 5.  Record Date.  For the purposes of determining shareholders entitled to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as a record date for any such determination of shareholders, such date in any case to be not more than seventy days before the meeting or action requiring a determination of shareholders.

ARTICLE VII.

Liability

No person or his personal representatives shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person in good faith as an officer or employee of the corporation, or as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, which he serves or served at the request of the corporation, if such person (a) exercised and used the same degree of care and skill as a prudent man would have exercised and used under like circumstances, charged with a like duty, or (b) took or omitted to take such action in reliance upon advice of counsel for the corporation or such enterprise or upon statements made or information furnished by persons employed or retained by the corporation or such enterprise upon which he had reasonable grounds to rely.  The foregoing shall not be exclusive of other rights and defenses to which such person or his personal representatives may be entitled under law.

ARTICLE VIII.

Indemnification

Section 1.  Actions by a Third Party. The corporation shall indemnify any person who is or was a party, or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation), and whether formal or informal, who is or was a director, officer, or employee of the corporation or who, while a director, officer, or employee of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against:

1.any reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding, if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

2.judgments, settlements, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding where such person is not wholly successful on the merits or otherwise in the defense of the proceeding if:

(i)the individual’s conduct was in good faith; and

(ii)the individual reasonably believed:

(a)	in the case of conduct in the individual’s capacity as a director, officer or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and
(b)	in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

(iii)in the case of any criminal proceeding, the individual either:

(a)	had reasonable cause to believe the individual’s conduct was lawful; or

(b)	had no reasonable cause to believe the individual’s conduct was unlawful.

The termination of a proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director, officer, or employee did not meet the standard of conduct described in this section.

Section 2.  Actions by or in the Right of the Corporation. The corporation shall indemnify any person who is or was a party or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, or employee of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against any reasonable expenses (including attorneys’ fees):

(A)if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(B)if not wholly successful:

(i)the individual’s conduct was in good faith; and

(ii)the individual reasonably believed:

(a)	in the case of conduct in the individual’s capacity as a director, officer, or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(b)	in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests,

except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

Section 3.  Methods of Determining Whether Standards for Indemnification Have Been Met. Any indemnification under Sections 1 or 2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2.  In the case of directors of the corporation such determination shall be made by any one of the following procedures:

(A)by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(B)if a quorum cannot be obtained under (a), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(C)by special legal counsel:

(i)selected by the board of directors or a committee thereof in the manner prescribed in (A) or (B); or

(ii)if a quorum of the board of directors cannot be obtained under (A) and a committee cannot be designated under (B), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate).

In the case of persons who are not directors of the corporation, such determination shall be made (a) by the chief executive officer of the corporation or (b) if the chief executive officer so directs or in his absence, in the manner such determination would be made if the person were a director of the corporation.

Section 4.  Advancement of Defense Expenses. The corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, or employee who is a party to a proceeding described in Section 1 or 2 of this Article in advance of the final disposition of said proceeding if:

(A)the director, officer, or employee furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 1 or 2; and

(B)the director, officer, or employee furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that the director, officer or employee did not meet the standard of conduct; and

(C)a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 1 or 2.

(D)The undertaking required by this Section must be an unlimited general obligation of the director, officer, or employee but need not be secured and may be accepted by the corporation without reference to the financial ability of such person to make repayment.

Section 5.  Non-Exclusiveness of Indemnification. The indemnification and advancement of expenses provided for or authorized by this Article does not exclude any other rights to indemnification or advancement of expenses that a person may have under:

(A)the corporation’s articles of incorporation or bylaws or any agreement entered into between the corporation and such person;

(B)any resolution of the board of directors or the shareholders of the corporation;

(C)	any other authorization adopted by the shareholders; or

(D)otherwise as provided by law, both as to such person’s actions in his capacity as a director, officer, or employee of the corporation and as to actions in another capacity while holding such office.

Such indemnification shall continue as to a person who has ceased to be a director, officer, or employee, and shall inure to the benefit of the heirs and personal representatives of such person.

Section 6.  Amendment or Repeal. No amendment or repeal of the foregoing indemnification provisions in this Article VIII shall adversely affect any right or protection in respect of acts or omissions of any covered person occurring prior to such amendment or repeal.

ARTICLE IX.

Amendments

These bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors.  Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or shareholders, provided, however, that no bylaw may be adopted that is inconsistent with the Indiana Business Corporation Law, as the same may be amended from time to time.  Notwithstanding the foregoing and anything in these Bylaws or the Articles of Incorporation to the contrary, Sections 2, 5, 10, 11, 12 and 13 of Article I, Sections 1, 2, 3, 4, 5, 6, 7 and 10 of Article II, and all sections of Articles VII, VIII and IX of these bylaws shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either:

(1)	the approval of the board of directors, or

(2)at any regular or special meeting of the shareholders, the affirmative vote of a majority of the votes cast by holders of shares entitled to vote generally in the election of directors if notice of such alteration, amendment or repeal is contained in the notice of such meeting.